Exhibit 4.6

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

        This First Amendment (“Amendment”), dated February __, 2007, amends that certain Registration Rights Agreement (the “Agreement”) dated as of February 15, 2006 by and between Vein Associates of America, Inc. a Florida corporation (the “Company”), and ABS-SOS PLUS Partners Ltd., a Cayman Islands corporation (the “Warrant Holder”).

        WHEREAS, in connection with the issuance of a warrant for 2,000,000 common shares of the Company the parties desire to amend the Agreement;

        THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.       Amendment. The definition of “Warrants” in Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

        “‘Warrants’means those certain warrants to purchase 350,000 Shares of Common Stock and to purchase 650,000 Shares of Common Stock issued to the Warrant Holder on February 15, 2006 and that certain warrant to purchase 2,000,000 Shares of Common Stock issued on ________________________.”

        2.       Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        3.       Full Force and Effect. Except as expressly provided in this Amendment, the Agreement is not otherwise modified and remains in full force and effect.

        4.       Definitions. Capitalized terms used, but not defined, in this Amendment have the meanings ascribed to such terms in the Agreement.

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        IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Amendment.

Vein Associates of America, Inc.

By:___________________________
Name: Eric Luetkemeyer
Title: President

ABS-SOS PLUS Partners Ltd.
By: SIAM Capital Management Ltd.

By: ___________________________
Tamischa Ambrister
Director